UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2021

Patterson-UTI Energy, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	1-39270	75-2504748
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10713 W. Sam Houston Pkwy N, Suite 800, Houston, Texas		77064
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 281-765-7100

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 Par Value	PTEN	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 9, 2021, subject to the approval of the stockholders of Patterson-UTI Energy, Inc. (the “Company”), the Board of Directors of the Company approved the Company’s 2021 Long-Term Incentive Plan (the “Plan”).

On June 3, 2021, the Company’s stockholders approved the Plan.  The Plan provides for the granting of incentive and non-incentive stock options, stock appreciation rights (“SARs”), restricted stock awards, other stock unit awards, performance shares, performance units and dividend equivalents. With respect to awards to participants other than directors, the Plan is administered by the Compensation Committee of the Company’s Board of Directors, which is comprised exclusively of non-employee independent directors. With respect to awards to directors, the Plan is administered by the Board of Directors.

Subject to adjustment in the event of certain corporate transactions, the aggregate number of shares of Common Stock authorized for grant under the Plan is approximately 13.5 million, which includes approximately 4.9 million shares previously authorized under the Company’s Amended and Restated 2014 Long-Term Incentive Plan, as amended.  Shares that are subject to options or SARs count as one share of Common Stock against this aggregate limit. Shares that are subject to awards other than options and SARs count as two shares of Common Stock against this aggregate limit. Generally, if an award granted under the Plan or the existing equity plans of the Company expires, is forfeited, is settled in cash or otherwise terminates without the issuance of all or a portion of the shares of Common Stock subject to the award, the shares allocable to the expired, forfeited, cash settled, or terminated portion of the award will be available for awards again under the Plan; however, shares subject to an award that are used to exercise options, are not issued upon settlement of a SAR, are withheld by the Company for income or employment taxes on exercise of an option or SAR, or are re-purchased on the open market with the exercise price for an option will not, in each case, become available for grant under the Plan. Any shares of Common Stock that again become available for grant under the Plan will be added back as one share if the shares were subject to options or SARs, and as two shares if the shares were subject to awards other than options or SARs.

The Plan provides that the total compensation paid to each non-employee director for their service as such, whether in cash or in equity awards under the Plan (based on the grant date fair value of any such awards) during a single fiscal year may not exceed $750,000; however, the foregoing limit will instead be $1,000,000 for any fiscal year in which the non-employee director is first appointed to the Board of Directors or any fiscal year in which the non-employee director serves as chairman or lead director.

The foregoing description of the Plan is qualified in its entirety by reference to the text of the Plan, which is included as Exhibit 10.1 hereto.

Item 5.07 Submission of Matters to a Vote of Security Holders.

The Annual Meeting of Stockholders of the Company was held on June 3, 2021. Of the 187,789,871 shares of the Company’s Common Stock outstanding and entitled to vote at the meeting, 169,796,912 were present either in person or by proxy.

The following describes the matters considered by the Company’s stockholders at the Annual Meeting, as well as the votes cast at the meeting:

1.	To elect six directors to the Company’s Board of Directors to serve until the next annual meeting of the stockholders or until their respective successors are elected and qualified.
Nominee	Votes For	Votes Withheld	Broker Non-votes
Tiffany (TJ) Thom Cepak	143,570,189	11,886,011	14,340,712
Michael W. Conlon	145,036,544	10,419,656	14,340,712
William A. Hendricks, Jr.	143,020,225	12,435,975	14,340,712
Curtis W. Huff	140,913,140	14,543,060	14,340,712
Terry H. Hunt	138,973,829	16,482,371	14,340,712
Janeen S. Judah	145,611,311	9,844,889	14,340,712
2.	To cast a vote to approve the Patterson-UTI Energy, Inc. 2021 Long-Term Incentive Plan.

Votes For	Votes Against	Abstentions	Broker Non-votes
149,299,057	6,100,890	56,253	14,340,712
3.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

Votes For	Votes Against	Abstentions	Broker Non-votes
166,269,994	3,508,149	18,769	0
4.	To cast a vote to approve, on an advisory basis, the Company’s compensation of its named executive officers as set forth in the proxy statement for the Annual Meeting.

Votes For	Votes Against	Abstentions	Broker Non-votes
153,030,491	2,361,365	64,344	14,340,712

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

10.1	Patterson-UTI Energy, Inc. 2021 Long-Term Incentive Plan (incorporated by reference to Annex A of the Company’s Definitive Proxy Statement on Schedule 14A, filed on April 12, 2021).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Patterson-UTI Energy, Inc.

June 3, 2021	By:	/s/ Seth D. Wexler
Name: Seth D. Wexler
Title: Senior Vice President, General Counsel and Secretary